Exhibit 5.1

Forbes Hare LLP

5 King’s Bench Walk

Temple, London EC4Y 7DN

United Kingdom

AlphaTON Capital Corp Clarence Thomas Building, Road Town, Tortola, British Virgin Islands

10 October 2025

Dear Sirs

AlphaTON Capital Corp (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with its registration statement on Form F-3 (the “Registration Statement”), filed on the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale, from time to time, by the selling shareholders listed in the Registration Statement, of up to an aggregate 7,473,917 ordinary shares of the Company, without par value (the “Ordinary Shares”), consisting of (i) up to 4,215,451 issued and outstanding Ordinary Shares (the “Shares”) and (ii) up to 3,258,466 Ordinary Shares (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Warrants”).

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

1.1.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 9 October 2025 including:

a)	the Company’s Certificate of Incorporation; and

b)	the Company’s amended and restated Memorandum and Articles of Association.

Forbes Hare LLP is a limited liability partnership established in England with number OC380080	Page 1 of 4

1.2.	A certificate of good standing dated 9 October 2025 issued by the Registrar of Corporate Affairs, with respect to the Company (the “Certificate of Good Standing”).

1.3.	A Registered Agent’s Certificate dated 25 September 2025 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.4.	The records of proceedings on file with and available for inspection on 9 October 2025 at the British Virgin Islands High Court Registry.

1.5.	The resolutions of the board of directors of the Company passed via written consent on 24 January 2025, 2 May 2025, 5 June 2025, 19 June 2025, 18 August 2025 and 21 August 2025 and the Special Committee Minutes dated 2 June 2025 (the “Resolutions”).

1.6.	The Registration Statement.

2.	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and the Certificate of Good Standing and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	The Warrants are legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the State of New York and all other relevant laws, other than the laws of the British Virgin Islands.

2.5.	The power, authority and legal right of all parties under all relevant laws and regulations other than, with respect to the Company, the laws of the British Virgin Islands, to execute, deliver and perform their respective obligations under the Warrants.

2.6.	The Resolutions remain in full force and effect and have not been revoked.

2.7.	That the Company is not conducting a "regulated activity" under a "financial services enactment" as defined under the Regulatory Code (Revised Edition 2020) as amended.

2.8.	That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act (Revised Edition 2020) as amended.

2.9.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a company limited by shares and registered under the BVI Business Companies Act (Revised Edition 2020), as amended (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3.	The Shares are validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

3.4.	Subject to due exercise of the Warrants in accordance with their terms, each of the Warrant Shares will, when issued by the Company upon receipt of appropriate payment or other satisfaction of the related exercise price in accordance with such terms and conditions of the Warrants and duly registered in the Company’s register of members (shareholders), be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions or United Kingdom sanctions as extended to the British Virgin Islands by Order of His Majesty in Council.

4.3.	We make no comment with regard to the references to foreign statutes in the Warrants.

4.4.	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5.	Consents

In connection with the above opinion, we hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare LLP

Forbes Hare LLP